EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                WORLDCORP ANNOUNCES PRE-NEGOTIATED RESTRUCTURING

Herndon, Va., February 12 -- WorldCorp, Inc. announced today that it is implementing its previously announced financial restructuring through the filing of a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. In the petition filed today in the U.S. Bankruptcy Court in Wilmington, Delaware, WorldCorp listed $22 million in assets and $115 million in liabilities.

Concurrent with this filing, WorldCorp also filed its reorganization plan and related documents. Mark M. Feldman, WorldCorp's Executive Vice President and Chief Restructuring Officer, stated, "Because the plan of reorganization is consensual and pre-negotiated among the company, its subsidiaries and its major creditors, we will seek court approval on an expedited basis. We expect to be able to implement the restructuring in the second quarter of this year." None of WorldCorp's affiliated companies is affected by the filing.

WorldCorp, Inc. is a holding company founded in 1987. It owns approximately 28% of InteliData Technologies Corporation (Nasdaq: INTD), a leading provider of software products used to adapt large bank mainframe computers to home banking. An 80%-owned subsidiary of WorldCorp, Inc. owns approximately 50% of World Airways, Inc. (Nasdaq: WLDA), which provides worldwide air passenger and cargo transportation service under lease arrangements with major airlines and the U.S. Military Airlift Command, and 100% of The Atlas Companies, Inc., a manufacturer of coated paper products, specialty inks and ribbons and consumable cutting dies for the packaging, business forms and label businesses.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: "This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in WorldCorp's filings with the Securities and Exchange Commission (which reports are available from the Company upon request). These risks could cause WorldCorp's actual results for 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, WorldCorp."

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For Further Information

W. Joseph Dryer
WorldCorp, Inc.
972-381-4255